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                                                                    EXHIBIT 99.1
PRESS RELEASE



FOR IMMEDIATE RELEASE                   MEDIA:       Nancy Farrar
October 26, 2001                                     Farrar Public Relations
                                                     214-929-3298
                                                     nancyh829@aol.com

                                        INVESTORS:   Jim Ivy
                                                     214-589-8090

                        TRINITY INDUSTRIES AND THRALL CAR
                      MANUFACTURING COMPANY COMPLETE MERGER

   TRINITY RAIL GROUP, INC. TO PROVIDE FULL PRODUCT LINE OF RAILCAR SOLUTIONS

Dallas, TX...Trinity Industries, Inc. (NYSE:TRN) today announced the completion of its merger transaction with privately owned Thrall Car Manufacturing Company. The new combined entity of Trinity Industries, Trinity Rail Group, Inc., will design and manufacture a complete range of rail cars in its US-based and European facilities.

The combined railcar manufacturing operation, Trinity Rail Group, Inc., is led by a combination of senior officers from Trinity and Thrall's railcar manufacturing businesses. Michael E. Flannery, formerly Vice Chairman of Thrall, has been named CEO of the combined organization and will report to Tim Wallace, Chairman, President and CEO of Trinity Industries, Inc. Trinity Rail Group will have four operating units under Flannery's direction. Martin Graham, formerly President and Chief Operating Officer of Thrall, will be President of Thrall Trinity Freight Car. Patrick Wallace, formerly President of Trinity's Freight Car Division will be appointed President of Trinity Rail Components & Repair. Jeffrey Marsh, current President of Trinity Tank Car, will remain in that role. Theis Rice, formerly General Director Europe will now serve as President of Trinity Rail GmbH, and will manage the combined European rail operations of Trinity and Thrall. Craig Duchossois, CEO of Duchossois Industries, Inc. and former Chairman of Thrall, will join Trinity Industries' Board of Directors.

"The merger of Trinity Industries' railcar operations with Thrall Car Manufacturing Company combines the professional talents and diverse product lines of the two companies under one umbrella, which only allows us to better serve our customers. I am pleased to welcome Mike Flannery and the staff of Thrall to our company and look forward to the opportunities that this merger brings", stated Tim Wallace, Chairman, President and CEO of Trinity Industries.

                                     -More-



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Page 2-Trinity Industries

Stated Mike Flannery, CEO of Trinity Rail Group, "This merger brings together two leaders in the rail freight industry. The combination will provide us with not only the broadest product line in the industry but also the resources to develop innovative products and services across a wide array of markets. Trinity Rail Group creates an unprecedented platform for significantly improving efficiency in the railway supply industry."

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through five principal business segments: Trinity Rail Group, the Inland Barge Segment, the Parts and Services Segment, the Construction Products Segment and the Industrial Products Segment. Trinity's web site may be accessed at www.trin.net

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